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                                                                     Exhibit 2.7


                 AGREEMENT REGARDING ADDITIONAL SECURITY DEPOSIT

      THIS AGREEMENT (the "Agreement") is made and entered into effective as of the ____ day of January, 2003, by and between EASTSIDE PROPERTIES, LLC, a Colorado limited liability company ("Eastside"), and HEI, INC., a Minnesota corporation ("HEI).

                                    RECITALS

      A. Eastside is the landlord, and HEI, as assignee of Colorado MedTech, Inc., is the current tenant, under a Lease dated January 7,2002, as amended (the "Lease"), regarding certain real property and improvements located at 4801 N. 63rd Street, Boulder, Colorado (the "Property").

      B. In order to induce Eastside and its mortgage lender to consent to the assignment of the Lease from Colorado MedTech, Inc. to HEI and to release Colorado MedTech, Inc. from liability under the Lease, HEI agreed to deposit with Eastside an additional Security Deposit of $1,500,000 to be used by Eastside to reduce the outstanding mortgage indebtedness secured by the Property.

      C. Contemporaneous with the execution of this Agreement, Eastside and HEI have entered into a Second Addendum to the Lease providing, among other things, for HEI to pay the additional $1,500,000 Security Deposit, which when added to the Security Deposit previously being held by Eastside under the Lease, results in a total Security Deposit of $1,580,000.

      D. The Second Addendum provides for Eastside to return $1,430,000 of the Security Deposit (the "Refund Amount") to HEI as set forth in this Agreement.

      E. The parties desire to enter into this Agreement giving HEI the right to receive payment of the Refund Amount from Eastside upon the occurrence of certain events.

      NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                              TERMS AND CONDITIONS

      1. Return of Refund Amount. Provided that HEI is not then in default under the Lease, HEI shall be entitled prior to termination/expiration of the Lease to a return of the Refund Amount from Eastside within thirty (30) days after: (i) HEI has raised at least an additional $3,000,000 in equity from a secondary stock offering; or (ii) the later of the following: (a) the date that is two (2) years after the effective date of this Agreement; or (b) the date upon which HEI gives Eastside written notice together with financial statements indicating that HEI has achieved a net operating profit for six (6) consecutive quarters.

      2. Six Consecutive Quarters defined: Six consecutive quarters of net operating profit shall include not only profitable quarters as shown by financial statements, but shall include such quarters that show an operating loss if the loss is due solely to: (i) unusual charges, such as a onetime write-off, or write-offs, as the case may be, (such write-off(s) being defined as including write-
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offs of uncollectable receivable(s) outside the ordinary course of business or other bad debts); (ii) losses arising from discontinued or unprofitable operations or divisions; or (iii) extraordinary items (including gains or losses) as such concept is used under Generally Accepted Accounting Principles.

      3. Repayment Upon Refinance: Notwithstanding any provision hereof to the contrary, upon Eastside refinancing existing development/construction and or mini-permanent financing through a Long-term Loan, as defined below, Eastside shall upon closing of such refinance, pay the Refund Amount to HEI.

      4. Long-term Loan defined: Long-term loan is defined as a loan for a term of not less than 18 years, with a fixed interest rate, amortized over the fixed term of the loan. The fixed interest rate must not be greater than that customarily charged by life insurance companies under similar circumstances. Similar circumstances are defined as a single-tenant office-industrial building, a lease of similar duration to that of HEI's lease or longer, in Boulder, Colorado, with a tenant similar to HEI.

      5. Security and Guaranty for Repayment of Security Deposit: In addition to any other remedy available at law or equity, in the event the Refund Amount is due to be paid to HEI and is not so paid by Eastside, then all rent due under the Lease shall be abated during any period such Refund Amount is due but unpaid. No credit for abated rent shall be made against the Refund Amount, regardless of the duration of such abatement. Further, the repayment of such Refund Amount shall be personally guaranteed hereunder by Bryon R. Chrisman, Steven P. Chrisman and Susan Chrisman (hereinafter jointly referred to as the "Guarantors"). The Guarantors shall be jointly and severally liable under this Guaranty and waive any requirement that any claims be first exhausted against any primarily liable party or any other Guarantor of the Refund Amount. The Guarantors acknowledge that they are owners/members of Eastside and therefore consideration exists for the issuance of this Guaranty. The Guarantors acknowledge that this is continuing guaranty and shall not be affected by any modification in the Lease or any other agreement between HEI and Eastside, regardless of whether notice thereof has been given to any or all of the Guarantors.

      6. Miscellaneous. This Agreement, together with the Lease, as amended, and the Operating Agreement, constitutes the entire agreement of the parties regarding the subject matter herein contained. In the event of any disputes arising out of this Agreement, its modification or termination, or the performance or breach of either party hereto, such dispute shall be resolved in the manner specified in the Operating Agreement. This Agreement shall be construed in accordance with laws of the State of Colorado. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

                           [signature page to follow]
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      IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first written above.

EASTSIDE PROPERTIES, LLC                    HEI, INC.
a Colorado limited liability company        a Minnesota corporation

By:_________________________________        By:_________________________________
Name:_______________________________        Name:_______________________________
Title:______________________________        Title:______________________________


GUARANTORS

____________________________________
Byron R. Chrisman


____________________________________
Steven P. Chrisman